
                                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
-----------                                            Washington D.C.  20549                      --------------------------------
FORM 5                                                                                             OMB APPROVAL
-----------                             ANNUAl STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP        --------------------------------
/    / Check this box if no longer                                                                 OMB Number: 3235-0362
       subject to Section 16.  Form 4 or   Filed pursuant to Section 16(a) of the Securities       Expires: September 30,1998
       Form 5 obligations may continue.    Exchange Act of 1934, Section 17(a) of the Public       Estimated average burden
       See Instruction 1(b).               Utility Holding Company Act of 1935 or Section          hours per response..........1.0
/    / Form 3 Holdings Reported            30(f) of the Investment Company Act of 1940             --------------------------------
/    / For 4 Transactions Reported
---------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*   2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
                                                                                            to Issuer (Check all applicable)
      Warren    Earl       F.                  Tri-County Bancorp, Inc.  TRIC               _____Director    _____10% Owner
---------------------------------------------------------------------------------------     __X__Officer (give title below)
   (Last)      (First)   (Middle)          3.  IRS or Social Security  4. Statement for     _____Other (specify below)
                                               Number of Reporting        Month/Year           Senior Vice President
      2050 East H Street                       Person (Voluntary)           DEC 2000     ------------------------------------------
-------------------------------------------                            ------------------------------------------------------------
           (Street)                                                    5. If Amendment,  7.  Individual or Joint/Group Filing
                                                  ###-##-####             Date of            (Check Applicable Line)
                                                                          Original            __X_ Form filed by One Reporting
                                                                          (Month/Year)             Person
                                                                                              ____ Form filed by More than One
  Torrington          WY      82240                                                                Reporting Person
-----------------------------------------------------------------------------------------------------------------------------------
   (City)         (State)     (Zip)
                                    TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
-----------------------------------------------------------------------------------------------------------------------------------
1.  Title of Security   2. Trans-   3. Trans-   4. Securities Acquired (A)   5. Amount of     6. Ownership       7.  Nature of
    (Instr. 3)             action      action      or Disposed of (D)           Securities       Form:               indirect
                           Date        Code        (Instr. 3, 4 and 5)          Beneficially     Direct (D)          Beneficial
                           Month/   ----------------------------------------    Owned at         or Indirect (I)     Ownership
                           Day/Yr   Code     V   Amount    (A)or(D)    Price    End of Year      (Instr. 4)          (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                      9,351             I                 by ESOP
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                  6,470             D
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

 *  Stock Options exercised
 ** Vesting of MSBP/ESOP Award



-----------------------------------------------------------------------------------------------------------------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

FORM 5 (continued)           TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially owned
                                       (e.g. puts, calls, warrants, options,convertible securities)
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Conversion    3. Transaction   4. Transaction   5. Number of Derivative   6. Date Exercisable
   (Instr. 3)                       or Exercise      Date             Code             Securities Acquired(A)    and Expiration
                                    Price of         (Month/          (Instr. 8)       or Disposed of (D)        (Month/Day/
                                    Derivative       Day/Year)                         (Instr. 3, 4 and 5)        Year)
                                    Security                       ----------------------------------------------------------------
                                                                       Code   V            (A)      (D)          Date       Expira-
                                                                                                                 Exer-      tion
                                                                                                                 cisable    Date
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
7. Title and Amount of     8. Price of             9. Number of derivative     10. Ownership Form       11.  Nature of Indirect
   Underlying Securities      Derivative Security     Securities Beneficially      of Derivative             Beneficial Ownership
   (Instr. 3 and 4)           (Instr. 5)              Owned at End of Year         Security: Direct (D)      (Instr. 4)
                                                      (Instr.4)                    or Indirect(I)
                                                                                   (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:

                                                                                /s/Earl F. Warren, Jr.           February 1, 2001
                                                                                -------------------------------  ------------------
                                                                                **Signature of Reporting Person  Date


* Intentional misstatement or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note:  File three copies of this Form, one of which must be manually signed.  If space is insufficient,
       See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information  contained in this form are not  required to respond unless the form  displays a currently valid OMB Number.